NEWS RELEASE	FOR IMMEDIATE RELEASE
CONTACT: T. Joe Crawford
(540) 342-1831

ROANOKE ELECTRIC STEEL CORPORATION
REPORTS THIRD QUARTER RESULTS

          ROANOKE, Virginia, September 2, 2003 -- Roanoke Electric Steel Corporation (Nasdaq: RESC) today reported a loss for the third quarter ended July 31, 2003, of $319,569, compared to a loss of $594,620 in the third quarter last year. Basic loss per share for the quarter was $.03, compared to basic loss per share of $.05 in the 2002 third quarter. Sales for the quarter were $82,285,245, up 17.9% from sales of $69,779,452 for the same period last year.

          For the nine months ended July 31, 2003, the Company reported a loss of $3,925,688, compared to a loss of $5,693,523 for the same period last year. Basic loss per share was $.36, compared to basic loss per share of $.52 last year. The 2003 results included a $228,410 charge for the cumulative effect of a change in accounting principle, which amounted to $.02 per share. Sales for the nine months of 2003 were $220,490,923, a 14.9% increase from sales of $191,838,326 for the same period last year.

Donald G. Smith, Chairman and Chief Executive Officer, stated:

"For the third consecutive quarter, revenues improved over the prior year, which is very encouraging. During the third quarter, higher prices for all product classes and increased shipments of merchant bar, specialty products and fabricated products contributed to the improvements in sales and gross earnings. However, lower billet shipments and increased costs of energy and scrap steel, our main raw material, had a negative impact on gross earnings. Profit margins for merchant bar products improved during the quarter, but consolidated earnings continued to be hampered by low margins for fabricated products due to weak nonresidential construction activity.
"Orders, backlogs and margins for merchant bar products have improved dramatically, and we expect these developments to continue into the fourth quarter. We look for increased scrap steel prices going forward, but an announced selling price increase, effective at the end of August, should offset the increased scrap cost and maintain profit margins. However, we expect little improvement in nonresidential construction, and fabricated products will continue to have a negative effect on earnings."

Consolidated Statements of Loss

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2003	2002	2003	2002
SALES	$82,285,245	$69,779,452	$220,490,923	$191,838,326

COST OF SALES	76,028,790	63,776,351	206,884,930	180,187,783

GROSS EARNINGS	6,256,455	6,003,101	13,605,993	11,650,543

OTHER OPERATING EXPENSES (INCOME)
Administrative	5,471,207	5,670,808	16,318,519	16,899,760
Interest, net	1,246,546	1,306,974	3,752,732	4,174,341
Profit sharing	75,000	20,000	230,400	76,918
Antitrust litigation settlement	---	---	(520,960)	---
Total	6,792,753	6,997,782	19,780,691	21,151,019

LOSS BEFORE INCOME TAXES AND
CUMULATIVE EFFECT OF CHANGE
IN ACCOUNTING PRINCIPLE	(536,298)	(994,681)	(6,174,698)	(9,500,476)

INCOME TAX BENEFIT	(216,729)	(400,061)	(2,477,420)	(3,806,953)

LOSS BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	(319,569)	(594,620)	(3,697,278)	(5,693,523)

CUMULATIVE EFFECT OF CHANGE
IN ACCOUNTING PRINCIPLE	---	---	(228,410)	---

NET LOSS	$(319,569)	$(594,620)	$(3,925,688)	$(5,693,523)

Net loss per share (basic and diluted) of common stock:

Loss before cumulative effect of change
in accounting principle	$(0.03)	$(0.05)	$(0.34)	$(0.52)

Cumulative effect of change in
accounting principle	---	---	(0.02)	---

Net loss per share of common stock	$(0.03)	$(0.05)	$(0.36)	$(0.52)

Cash dividends per share of common stock	$0.05	$0.10	$0.15	$0.30

Weighted average number of common
shares outstanding :
Basic	10,937,683	10,942,813	10,941,084	10,931,538
Diluted	10,937,683	10,981,569	10,945,119	10,970,763

          This release contains various forward-looking statements which represent the Company's expectations or beliefs concerning future events. In accordance with the safe harbor provisions of the securities laws regarding such forward-looking statements, the Company notes that a variety of factors could cause actual results and experience to differ materially from those expressed in the forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include economic and industry conditions, timing of the recovery within our steel markets, availability and prices of utilities, supplies and raw materials, prices of steel products, foreign and domestic competition, foreign trade polices affecting imports and exports, governmental regulations, interest rates, inflation, labor relations, environmental concerns and compliance issues and others.

          Roanoke Electric Steel Corporation has steel manufacturing facilities in Roanoke, Virginia and Huntington, West Virginia, producing angles, rounds, flats, channels, beams, special sections and billets, which are sold to steel service centers, fabricators, original equipment manufacturers and other steel producers. Four subsidiaries are involved in various steel-related activities, consisting of scrap processing, bar joist fabrication and reinforcing bar fabrication.

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